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                                                                Exhibit 26(q)ii.
                                                                               1


                       TRANSFER AND REDEMPTION PROCEDURES
                 FOR VARIABLE ADJUSTABLE LIFE INSURANCE POLICIES

                                   Issued By:
                   Western Reserve Life Assurance Co. of Ohio

This document sets forth the administrative procedures that will be followed by Western Reserve Life Assurance Co. of Ohio (the "Company" or "Western Reserve") in connection with issuing its variable adjustable life insurance policy ("Policy") and accepting payments thereunder, transferring assets held thereunder, and redeeming the interests of owners of the Policies ("Owners"). Capitalized terms used herein have the same definition as in the prospectus for the Policy that is included in the current registration statement on Form S-6 for the Policy (File No. 333-57681) as filed with the Securities and Exchange Commission ("Commission" of "SEC").

        PROCEDURES RELATING TO PURCHASE AND ISSUANCE OF THE POLICIES AND
                             ACCEPTANCE OF PREMIUMS

            OFFER OF THE POLICIES, APPLICATION, INITIAL PREMIUMS AND
                         ISSUANCE OFFER OF THE POLICIES

OFFER OF THE POLICIES. The Policies are offered and issued for premiums pursuant to underwriting standards in accordance with state insurance laws. Premiums for the Policies are not the same for all Owners selecting the same Face Amount. Insurance is based on the principal of pooling and distribution of mortality risks, which assumes that each Owner pays premium commensurate with the Insurer's mortality risk as actuarially determined utilizing factors, such as age, sex and risk class of the Insured. Uniform premiums for all Insurers would discriminate unfairly in favor of those Insureds representing greater risk. Although, there is no uniform premium for all Insureds, there is a uniform premium for all Insureds of the same risk class, age, and sex and same Face Amount.


APPLICATION. The Policy will be offered to corporations and partnerships that meet the following conditions at issue:

      - A minimum of five (5) Policies are issued, each on the life of a different Insured; OR

      - The aggregate annualized first-year planned periodic premium for all Policies is at lest $100,000.

Persons wishing to purchase a Policy must complete an application and submit it to the Administrative Office. The application must specify the name of the Insured and provide certain required information about the Insured. The application also must specify a premium payment plan, which contemplates level premiums at specified intervals, designate Net Premium allocation percentages, select the initial Face Amount (minimum $25,000), and name the Beneficiary. Before an application will be deemed complete so that underwriting will proceed, the application must include the applicant's signature and the Insured's date of birth, a signed authorization, and suitability information. The premium and Face Amount selected must meet certain minimums for the Policy.


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                                                                Exhibit 26(q)ii.
                                                                               2


RECEIPT OF APPLICATION AND UNDERWRITING. Upon receipt of a completed application in good order from an applicant, the Company will follow its established insurance underwriting procedures for life insurance designed to determine whether the proposed Insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed Insured before a determination can be made.4

The underwriting process determines the risk class to which the Insured is assigned if the application is accepted. The Company currently places the Insureds in the following risk classes, based on the Company's underwriting:

      -     Male, Female or Unisex risk class

      -     Tobacco / Non-Tobacco risk class

This original risk class applies to the initial Face Amount. This risk class may change upon an increase in Face Amount.

The Company reserves the right to reject an application for any reason permitted by law. If an application is rejected, any premium received will be returned, without interest.

ISSUING A POLICY. The Policy is issued when the underwriting procedure has been completed, the application had been approved, and an initial premium of sufficient amount has been received.

INITIAL PREMIUM. The Company may require an applicant to pay initial premium of sufficient amount which, if not submitted with the application or during the underwriting period, must be submitted before the Policy will be issued. The minimum initial premium for a Policy depends on number of factors such as:

      -     Age

      -     Sex

      -     Risk class of the proposed Insured

      -     The requested Face Amount

      -     Any supplemental benefits

Coverage becomes effective as of the date the Company receives the premium. The Policy date is used to measure Policy Months, Policy Years and Policy Anniversaries. If the Policy is issued as applied for and the Company receives the premium in good order, the Policy date is the later of the application date or the date the Company receives the premium. For a premium to be received in "good order" it must be received in cash (US currency) or by check payable in U.S. currency, and must clearly identify the purpose for the payment.


ADDITIONAL PREMIUMS

Additional Premiums Permitted. Additional premiums may be paid in any amount and at any time. Total premiums paid in a Policy Year may not exceed guidelines premium limitations for life insurance set forth in the Internal Revenue Code.


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                                                                Exhibit 26(q)ii.
                                                                               3


REFUND OF EXCESS PREMIUM AMOUNTS. If at any time a premium is paid that would result in total premiums exceeding limits established by law to qualify a Policy as life insurance policy, the Company will only accept premium that would make total premiums equal at most the maximum amount that may be paid under the Policy. The Company may either refuse the entire premium, or refund the excess premium.

The Company will also monitor Policies and will attempt to notify an Owner on a timely basis if the Owner's Policy is in jeopardy of becoming modified endowment contract under the Internal Revenue Code.

PLANNED PREMIUMS. At the time of application, an Owner may select a plan for paying premiums at specified intervals. The Owner may change the planned premium frequency and amount by providing a written notice to the Company. Any such change must comply with the premium limits for additional premiums discussed above.

CREDITING PREMIUMS

INITIAL PREMIUM. The initial premium will be credited to the Policy on the Effective Date. Certain subaccounts may impose restrictions on allocations. If a selected subaccount is not available, amounts will be held in suspense and allocated to the selected subaccount once available, generally within two days.

ADDITIONAL PREMIUMS. Additional premiums received by the Company prior to the presumed end of the free-look period will generally be credited to the Policy on the date it is received by the Company. Any additional premium received after the presumed end of the free-look period will be generally credited to the Policy on the Valuation Day it is received by the Company. The free-look period expires 20 days after the Owner receives the Policy (some states may require a longer period).

OVERPAYMENTS AND UNDERPAYMENTS. In accordance with industry practice, the Company will establish procedures to handle errors in initial and additional premium payments to refund overpayments and collect underpayments, except for de minimis amounts. The Company will issue a refund check for any minimal overpayment in excess of the Guideline (Annual and Single) Premium amount. For larger overpayments, the Company will place the premium in a suspense account to determine whether the premium actually is in excess of the Guideline (Annual and Single) Premium or whether the premium was intended for another policy issued by the Company. In the case of underpayment, if the Net Cash Value on a Monthly Deduction day is less than the monthly deduction to be made on that day, the Policy will be in default and a late period will begin. The Company will notify Owners of the required premium that must be paid prior to the end of the late period.


    PREMIUMS UPON INCREASE IN FACE AMOUNT, PREMIUMS DURING A LATE PERIOD AND
                          PREMIUMS UPON REINSTATEMENT

PREMIUMS UPON INCREASE IN FACE AMOUNT. Generally, no premium is required for an increase in Face Amount. However, depending on the Cash Value at the time of an increase in the Face Amount and the amount of the increase requested, an additional premium or change in the amount of planned premiums may be advisable.

PREMIUMS DURING A LATE PERIOD. If the Net Cash Value on a Monthly Deduction Day is less than the amount of the monthly deduction due on that date, the Policy will be in default and a later period will begin.


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                                                                Exhibit 26(q)ii.
                                                                               4


      - The late period will end 62 days after the date on which the Company sends a late period notice stating the amount required to be paid during the late period to the Owner's last known address and to any assignee of record. The Policy does not lapse, and the insurance coverage continues, until the expiration of this late period.

      - Failure to make a sufficient payment within the late period will result in lapse of the Policy without value or benefits payable.

PREMIUMS UPON REINSTATEMENT. A Policy that lapses without value may be reinstated at any time within five (5) years after lapse by submitting: a written application for reinstatement by the Owner; evidence of the Insured's insurability satisfactory to the Company; and payment of a premium that after deducting charges against the premium, is large enough to cover the next 2 monthly deduction that will become due after the time of reinstatement.

      - Upon reinstatement, the Cash Value will be the Cash Value at the date of lapse minus any decrease in the amount of any charges between the date of lapse and the date of reinstatement.

      - The amount of any Indebtedness on the date of lapse will be reinstated when reinstatement takes effect. No interest from the date of lapse to the date of reinstatement is included in that amount.


ALLOCATIONS OF NET PREMIUMS

NET PREMIUMS. The Net Premium is equal to the premium paid less the applicable percent of premium load.

THE SEPARATE ACCOUNT. An Owner may allocate Net Premiums to one or more of the Subaccounts of WRL Series Life Corporate Account (the "Separate Account"). The Separate Account currently consists of Subaccounts, the assets of which are used to purchase shares of a designated corresponding investment portfolio of funds as listed on the most current prospectus.

Each fund is registered under the Investment Company Act of 1940 as an open-end management investment company. Additional subaccounts may be added from time to time to invest in any of the available portfolios of a fund or any other investment company.

When an Owner allocates an amount to a Subaccount (either by Net Premium allocation, transfer of Cash Value or repayment of a Policy loan) the Policy is credited with units in that Subaccount. The number of units is determined by dividing the amount allocated, transferred or repaid to the Subaccount by the Subaccount's unit value for the Valuation Day when the allocation, transfer or repayment is effected. A Subaccount's unit value is determined for each Valuation Period by multiplying the value of a unit for a Subaccount for the prior Valuation Period by the net investment factor for the Subaccount for the current Valuation Period. On the first Valuation Day, the unit value is started with normal value of $1. The net investment factor is an index used to measure the investment performance of a Subaccount from one Valuation Period to the next.

ALLOCATIONS TO THE SEPARATE ACCOUNT. Net premiums are allocated to the Subaccounts in accordance with the following procedures:

      -     GENERAL
            In the application for the Policy, the Owner will specify the percentage of Net Premium to be allocated to each Subaccount of the Separate Account. The percentage of each Net Premium that may be allocated to any Subaccount must be a whole number, and the sum of the allocation percentages must be 100%. Such allocation may be charges at


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                                                                Exhibit 26(q)ii.
                                                                               5


            any time by the Owner submitting a written notice to the Administrative Office, provided that the requirements described above are met.

      -     ALLOCATION DURING FREE-LOOK PERIOD
            Until the free-look period expires, all Net Premiums will be allocated to the General Account. The free-look period is a period expiring 20days after an Owner receives a Policy (some states may require a longer period), during which an Owner may cancel the Policy and receive a refund equal to the greater of the Cash Value as of the date the Policy is returned, or the premiums paid. At the end of the free-look period, the Cash Value is transferred to and allocated to the Subaccounts based on the Net Premium allocation percentages then in effect. For this purpose, the Company assumes the free-look period starts four (4) days after the Policy is sent to the Owner.

      -     ALLOCATION AFTER FREE-LOOK PERIOD
            Additional Net Premiums received after the free-look period expires will generally be credited to the Policy and allocated to the Subaccounts in accordance with the allocation percentages in effect on the Valuation Day that the premium is received at the Administrative Office. Allocation percentages can be changed at any time. Certain subaccounts may impose restrictions on allocations. If a selected subaccount is not available, amounts will be held in suspense and allocated to the selected subaccount once available, generally within two days.

LOAN REPAYMENTS AND INTEREST PAYMENTS

REPAYING INDEBTEDNESS. The Owner may repay all or part of any Indebtedness at any time while the Policy is in force and the Insured is living. Indebtedness is equal to the sum of all outstanding Policy loans including both principal plus any accrued interest. Loan repayments must be sent to the Administrative Office and will be credited as of the date received. Loan repayments will not be subject to a premium charge. If the Death Benefit becomes payable while a Policy loan is outstanding, Indebtedness will be deducted in calculating the Death Benefit.

ALLOCATION FOR REPAYMENT OF POLICY LOANS. On the date the Company receives a repayment of all or part of a loan, an amount equal to the repayment will be transferred from the Loan Account to the Subaccounts and allocated as directed by the Owner when submitting the repayment. If no direction is provided, the amount will be allocated in accordance with the Owner's current Net Premium allocation percentages.

INTEREST ON LOAN ACCOUNT. On each Monthly Deduction Day, the amount in the Loan Account will be credited with interest at a minimum guaranteed annual effective rate of 4%. On each Policy Anniversary, the interest earned is transferred to the Subaccounts in accordance with the instructions for Net Premium allocations then in effect.

NOTICE OF EXCESSIVE INDEBTEDNESS. If Indebtedness exceeds the Cash Value on any Monthly Deduction Day, the Policy will be in default. The Company will send Owners and any assignee of record, notice of the default. The notice will specify the amount that must be paid to prevent lapse. This amount must be paid to the Administrative Office within a 31-day late period to avoid lapse. A Policy that lapses due to excessive Indebtedness can be reinstated.


                                    TRANSFERS

TRANSFERS AMONG THE SUBACCOUNTS

After the free-look period, by written request to the Administrative Office, the Owner may transfer Cash Value between and among the Subaccounts of the Separate Account. For this


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                                                                Exhibit 26(q)ii.
                                                                               6


purpose, the Company assumes the free-look period ends 24 days after the Policy is mailed to the Owner.

In any Policy Year, the Owner may make an unlimited number or transfers; however, the Company reserves the right to impose a transfer charge of $25 for each transfer in excess of 12 during any Policy Year. For purposes of the transfer charge, each transfer request is considered one transfer, regardless of the number of Subaccounts affected by the transfer. Any unused "free" transfers do not carry over to the next year.

The minimum amount that may be transferred from each Subaccount is $500 or, if less, the balance in the Subaccount. The minimum amount that must remain in a Subaccount following a transfer is $500. If a transfer request does not conform to this provision, the transfer will be rejected.

The Company reserves the right to modify, restrict, suspend or eliminate the transfer privileges at any time and for any reason. Certain Subaccounts may impose restrictions on allocations. If a selected Subaccount is not available, amounts will be held in suspense and allocated to the selected Subaccount once available, generally within two days.

ASSET REBALANCING

An Owner may instruct the Company to automatically rebalance (on a quarterly, semi-annual or annual basis) the Cash Value to return to the percentages specified in the Owner's allocation instructions. An Owner may elect to participate in the asset rebalancing program at any time by sending the Company a written request at the Administrative Office. The percentage allocations must be in whole percentages. Subsequent changes to the percentage allocations may be made at any time by written instructions to the Administrative Office. Once elected, asset rebalancing remains in effect until the Owner instructs the Company to discontinue asset rebalancing. There is no additional charge for using asset rebalancing, and an asset rebalancing transfer is not considered a transfer for purposes of assessing a transfer charge. The Company reserves the right to discontinue offering the Asset Rebalancing program at any time for any reason.

TRANSFER ERRORS.

In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts transferred among the Subaccount, except for de minimis amounts. The Company will correct non-de minimis errors it makes and will assume any risk associated with the error. Owners will not be penalized in any way for errors made by the Company. The Company will take any gain resulting from the error.



REDEMPTION PROCEDURES

"FREE-LOOK" RIGHTS

The Policy provides for an initial free-look right during which an Owner may cancel the Policy by returning it to the Company or to an agent of the Company before the end of the 20-day free-look period. The Company deems the free-look period to being 4 days after the Policy is mailed to the Owner. The free-look period may be longer in some states. Upon returning the Policy to the Company, the Policy will be deemed void from the beginning. Within seven (7) days after the Company or the Administrative Office receives the cancellation request the Policy, the Company or the Administrative Office will pay a refund equal to the greater of the Cash Value as of the date the Policy is returned, or the total premiums received.


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                                                                Exhibit 26(q)ii.
                                                                               7


SURRENDERS

REQUESTS FOR NET CASH VALUE. The Owner may surrender the Policy at any time for its Net Cash Value. The Net Cash Value on any Valuation Day is the Cash Value less any Indebtedness. The Net Cash will be determined by the Company on the Valuation Day the Administrative Office receives all required documents, including a satisfactory written request signed by the Owner. The written request must include the Policy number, signature of the Owner and clear instructions regarding the request. The Company will cancel the Policy as of the date the written request is received at the Administrative Office and the Company will ordinarily pay the Net Cash value within seven (7) days following receipt of the written request and all other required documents. The Policy cannot be reinstated after it's surrendered.

WITHDRAWALS

WHEN WITHDRAWALS ARE PERMITTED. At any time after the first Policy Year, the Owner may withdraw a portion of the Net Cash Value subject to the following conditions by submitting a written request to the Administrative Office:

      -     The minimum amount that may be withdrawn is $500

      - The maximum amount withdrawn is the amount that would leave at least $500 in the Subaccount from which the withdrawal is made.

      - A withdrawal-processing fee equal to the lesser of $25 or 2% of the amount withdrawn will be assessed on each withdrawal made during a Policy year. The withdrawal-processing fee will be deducted from the Net Cash Value along with the amount requested to be withdrawn.

      - When the Owner requests a withdrawal, the Owner may direct how the withdrawal will be deducted from the Net Cash Value. If no directions are provided, the withdrawal will be deducted from the Net Cash Value in the Subaccounts on a pro-rata basis.

      - The Company generally will pay a withdrawal request within seven (7) days after receipt by the Administrative Office of all the documents required for such a payment.

      -     The Company may delay making payment if:

            (1). The disposal or valuation of the Separate Account's assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists;

                                            OR

            (2). The SEC by order permits postponement of payment to protect Owners. The Company also may defer making payments attributable to a check that has not cleared.

      - If Life Insurance Benefit Option 1 is in effect, a withdrawal will reduce the Face Amount dollar-for-dollar. If the Face Amount reflects increases in the Initial Face Amount, the withdrawal will reduce first the most recent increase, and then the next most recent increase, if any, in reverse order, and finally the Initial Face Amount. If Life Insurance Benefit Option 2 is in effect, the Face Amount is unaffected by the withdrawal. If Life Insurance Benefit Option 3 is in effect and the withdrawal is


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                                                                Exhibit 26(q)ii.
                                                                               8


            greater than the sum of the premiums paid, the Face Amount is reduced by the amount of the withdrawal minus the sum of the premiums paid; otherwise the Face Amount is not reduced.

LAPSES

If a sufficient premium has not been received by the 62nd day after a late period notice is sent, the Policy will lapse without value and no amount will be payable the Owner.

MONTHLY DEDUCTIONS

On each Monthly Deduction Day, redemption in the form of deductions will be made from the Net Cash value for the monthly deduction, which is a charge compensating the Company for the services and benefits provided, costs and expenses incurred and risks assumed by the Company in connection with the Policy. The monthly deduction consists of four (4) components:

        A.  The cost of insurance charge

        B.  A monthly Policy charge

        C.  Any charges for additional benefits added by riders to the Policy

        D.  A factor representing the mortality and expense risk charge.

The monthly deduction will be deducted from the Subaccounts of the Separate Account on a pro rata basis.

COST OF INSURANCE CHARGE. The cost of insurance charge is the primary charge for the life insurance benefit provided by the Policy. The costs of insurance charges are calculated monthly, and depend on a number variables, including the age, sex, and risk class of the Insured. The charge varies from Policy to Policy and from Monthly Deduction Day to Monthly Deduction Day. The charge is calculated separately for the Face Amount at issue for any increase in the Face Amount.

The cost of insurance charge is calculated for the Face Amount at issue and for any increase in Face Amount. The monthly cost of insurance charge is equal to
(1) multiplied by the result of (2) minus (3), where:

      (1)   is the monthly cost of insurance rate per $1,000 of insurance;

      (2) is the number of thousands of Life Insurance Benefit for the Policy (as defined in the applicable Option 1, Option 2 or Option 3) divided by 1.0032737 and;

      (3) is the number of thousands of Cash Net Value as of the Monthly Deduction Day (before this cost of insurance, and after the mortality and expense risk charge, any applicable Policy charge and the cost of any riders are subtracted).

The Company's current cost of insurance rates may be less than the guaranteed rates. Current cost of insurance rates will be determined based on the Company's expectations as to future mortality, investment earnings, expenses and persistency. These rates may change from time to time, but they will never be more than the guaranteed maximum rates set forth in the Owner's Policy. The Company can change the rates without notice to Owners. The maximum costs of insurance rates are based on the Insured's age last birthday at the start of the Policy Year, sex, and tobacco use. The Commissioners 1980 Standard Ordinary Non-Smoker Table applies if the Insured is classified as non-tobacco; otherwise, the Commissioners 1980 Standard Ordinary Smokers Mortality Table applies. Modifications are made for risk classes other than standard.


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                                                                Exhibit 26(q)ii.
                                                                               9


MONTHLY POLICY CHARGE. During the first Policy Year, the monthly Policy charge is $16.50 pr month. During subsequent Policy Years, the monthly Policy charge currently is $4 per month and is guaranteed never to exceed $10 a month. This charge is designed to reimburse the Company for expenses associated with underwriting applications, increase in Face Amount and riders, various overhead and other expenses associated with providing with services and benefits provided by the Policy, sales and marketing expenses, and other costs of doing business, such as federal, state, and local premium and other taxes and fees.

SUPPLEMENTAL BENEFIT CHARGES. An Owner may add supplemental benefits to the Policy. Such benefits are made available by the Company though riders to the Policy. If any additional benefits are added to a Policy, charges for these benefits will be deducted monthly as part of the monthly deduction.

MORTALITY AND EXPENSE RISK CHARGE. The Company deducts a monthly charge from the Cash Value to compensate if for mortality and expense risk that it assumes under the Policy. The monthly charge is approximately equivalent to an effective annual rate of 0.45% of an average of the Cash Value during the Policy Month proceeding the Monthly Deduction Day. The guaranteed rate for this charge is approximately equivalent to an effective annual rate of 0.90% of an average of the Cash Value during the Policy Month preceding the Monthly Deduction Day.

LIFE INSURANCE BENEFITS

PAYMENT OF LIFE INSURANCE BENEFIT PROCEEDS. As long as the Policy remains in force, the Company will pay the life insurance benefit to the Beneficiary upon receipt at the Administrative Office of due proof of the Insurer's death. The life insurance benefit is equal to the amount of insurance determined under the Life Insurance Benefit Option in effect on the date of the Insurer's death, plus any supplemental life insurance benefit provided by riders, minus any Indebtedness on that date and , if the date of death occurred during a late period, minus the past due monthly deductions. The life insurance benefit will be paid to the Beneficiary in a lump sum generally within seven (7) days after the Valuation Day by which the Company has received at the Administrative Office all materials necessary to constitute due to proof of death. If a payment option is elected, the death benefit will be applied to the option within seven (7) days after the Valuation Day by which the Company received due proof of death and payments will begin under that option when provided by the option.

LIFE INSURANCE BENEFIT OPTIONS. The Cash Value on the Insured's date of death is used in determining the amount of insurance.

      - Under OPTION 1, the Life Insurance Benefit is the greater of the Face Amount of the Policy or the applicable percentage (the "limitations percentage") times the Cash Value in the date of death. Accordingly, under Option 1 the Life Insurance Benefit will remain level unless the limitation percentage time the Cash Value exceeds the Face Amount, in which case the amount of the Life Insurance Benefit will vary as the Cash Value varies.

      - Under OPTION 2, the Life Insurance Benefit is equal to the greater of the Face Amount plus the Cash Value of the Policy or the limitation percentage times the Cash Value on the date of death. Accordingly, under Option 2 the amount of the Life Insurance Benefit will always vary as the Cash Value varies.

      - Under OPTION 3, the Life Insurance Benefit is equal to the greater of the Face Amount plus cumulative premiums paid less cumulative partial withdrawals, or the corridor percentage time the Cash Value. Accordingly, under Option 3, the


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                                                                Exhibit 26(q)ii.
                                                                              10


            amount of Life Insurance Benefit will always vary with the premiums paid and partial withdrawals taken, and may vary as the Cash Value varies.

CHANGING THE LIFE INSURANCE BENEFIT OPTION. The Life Insurance Benefit Option is selected in the application for the Policy. The Owner, by written request submitted to the Company or the Administrative Office, may change the Life Insurance Benefit Option on the Policy subject to the certain rules; however no change will be permitted that may result in the Policy being disqualified as a life insurance policy under Section 7702 of the Code. The effective date of any change will be the Monthly Deduction Day on or after the Company approves the request. No charges will be imposed for making a change in Life Insurance Benefit Option. If the Life Insurance Benefit Option is changed from Option 2 to Option 1, the Face Amount will be increased by an amount equal to the Cash Value on the effective date of change. If the Life Insurance Benefit Option is changed from Option 1 to Option 2, the Face Amount will be decreased by an amount equal to the Cash Value on the effective date of the change. If the Life Insurance Benefit Option is changed from Option 3 to Option 1, the Face Amount will be increased by the sum of the premiums paid less the sum of partial withdrawals. If the Life Insurance Benefit Option is changed from Option 1 to Option 3, the Face Amount will be decreased by the sum of the premiums paid less the sum of partial withdrawals. The Company will not allow changes between Options 2 and 3.

CHANGING THE FACE AMOUNT. Subject to certain limitations, an Owner may increase or decrease the Face Amount of a Policy. A change in Face Amount may affect the net amount at risk, which may affect an Owner's cost of insurance charge. A charge in Face Amount could also have Federal income tax consequences.

DECREASES. Any decrease in Face Amount will become effective on the Monthly Deduction Day on or following receipt of a written request from the Owner by the Company at the Administrative Office. No requested decrease in the Face Amount will be permitted during the first Policy Year. The Face Amount remaining in force after any requested decrease may not be less than $25,000. If, following the decrease in Face Amount, the Policy would not comply with the maximum premium limitations required by Federal tax law, the decrease may be limited to the extent necessary to meet these requirements.

INCREASES. For an increase in the Face Amount, written applications must be submitted. The Company will also require that additional evidence of insurability be submitted. The Company reserves the right to decline any increase request. Any increase will become effective on the Monthly Deduction Day after the Company approves the request for the increase. No increase in the Face Amount will be permitted during the first Policy Year. An increase need not be accompanied by an additional premium, but there must be sufficient Net Cash Value to cover the next Monthly Deduction after the increase becomes effective. The initial Face Amount is set at the time the Policy is issued. The minimum initial Face Amount is $50,000. The Owner may increase or decrease the Face Amount from time to time, however, no change will be permitted that may result in the Policy being disqualified as life insurance policy under Section 7702 of the Code.

POLICY LOANS

POLICY LOANS. The Owner may obtain Policy loan from the Company at any time after the first Policy Year by submitting a written request to the Administrative Office. The maximum loan amount is 90% of the Cash Value at the time of the loan. Policy loans will be processed as of the Valuation day the request is received and loan proceeds generally will be sent to the Owner within seven (7) days thereafter.

COLLATERAL FOR POLICY LOANS. When a Policy loan is made, an amount equal to the requested loan amount plus interest in advance for one year is withdrawn from each of the Subaccounts on


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                                                                Exhibit 26(q)ii.
                                                                              11


a pro-rata basis (unless you specify otherwise) and transferred to the Loan Account until the loan is repaid.

INTEREST ON POLICY LOANS. The Company charges interest daily on any outstanding Policy loan at an effective annual interest rate of 6%. Interest is due and payable at the end of each Policy Year while a Policy loan is outstanding. On each Policy Anniversary, any unpaid amount of loan interest accrued since the last Policy Anniversary becomes part of the outstanding loan. An amount equal to the unpaid amount of interest is transferred to the Loan Account from each Subaccount on a pro-rata basis according to the respective values in each Subaccount.

EFFECT ON LIFE INSURANCE BENEFIT. If the Life Insurance benefit becomes payable while a Policy loan is outstanding, the Indebtedness will be deducted in calculating the life insurance benefit. If the Indebtedness exceeds the Cash Value on any Monthly Deduction Day, the Policy will be in default. The Company will send the Owner, and any assignee of record, notice of the default. The Owner will have a 31-day late period to submit a sufficient payment to avoid lapse.


PAYMENT OPTIONS

The Policy offers four (4) methods of receiving proceeds payable under the Policy. In addition to these methods, which are described below, payment may be made by any other method to which the Company agrees. If proceeds from surrender or life insurance benefits are to be applied to a payment option, the proceeds will usually be applied within seven (7) days of the Valuation Day on which the Company receives the request and all required documentation at the Administrative Office.

      - FIXED PERIOD METHOD. The Company will make equal payments, including interest at the rate of at least 4% per year, at the end of each monthly interval for a fixed number of years. The present value of any unpaid payments may be withdrawn at any time.

      - LIFE INCOME METHOD. The Company will make equal payment at the end of each monthly interval for as long as the payee is alive. The amount of each payment is based on the payee's age and sex at the start of the first monthly interval. The Company may require proof of the payee's age and sex. The payee may not withdraw the present value of the payments. If the payee dies during a certain period, the Company will continue the payments to the successor payee to the end of the certain period, or the successor payee may have the present value of any remaining payments paid in one (1) sum.

      - JOINT LIFE METHOD. The Company will make equal payments at the end of each monthly interval as long as at least one of the two payees is alive. The Company will base each payment on the age and sex of both payees at the start of the first monthly interval, and may require proof of the age and sex of each payee. The payees may not withdraw the present value of any payments.

REDEMPTION ERRORS

In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts redeemed from the Subaccounts, except for de minimis amounts. The Company will assume the risk of any non de minimis errors caused by the Company.


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                                                                Exhibit 26(q)ii.
                                                                              12


MISSTATEMENT OF AGE OR SEX

If the Insurer's age or sex has been misstated in the application, the Life Insurance Benefit under the Policy will be the amount that would have been provided by the correct age and sex. The adjustment will be based in the ratio of the correct cost of insurance for the most recent Monthly Deduction Day for that benefit to the cost of insurance charge that was made.

INCONTESTABILITY

The Policy limits the Company's right to contest the Policy as issued or as increased, for reasons of material misstatements contained in the application, after it has been in force during the Insurer's lifetime for a minimum period, generally for two (2) years from the Effective Date of the Policy or effective date of the increase.

LIMITED LIFE INSURANCE BENEFIT

The Policy limits the Life Insurance Benefit if the Insured dies by suicide generally within two (2) years after the Effective Date of the Policy or effective date of the increase.


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                                                                Exhibit 26(q)ii.
                                                                              13